Exhibit 99.1

             Metromedia International Group Inc. Announces
     Update on the Fuqua Industries, Inc. Shareholder Litigation

    CHARLOTTE, N.C.--(BUSINESS WIRE)--March 8, 2006--Metromedia International Group, Inc. (the "Company") (currently traded as: (PINK
SHEETS: MTRM) - Common Stock and (PINK SHEETS: MTRMP) - Preferred Stock), the owner of interests in communications businesses in the country of Georgia, announced today that a settlement hearing ("the Settlement Hearing") in the In Re Fuqua Industries action was held on March 6, 2006 in the Court of Chancery of the State of Delaware ("the Court"). At the Settlement Hearing, the Court approved the terms of the settlement memorialized in the Stipulation and Agreement of Compromise, Settlement and Release of Claims, dated December 30, 2005 (the "Stipulation") and entered the Order and Final Judgment (the "Judgment") effectively ending this legal action for the previously agreed upon $7.0 million settlement (the "Settlement Amount"). Pursuant to the terms of the settlement, the Settlement Amount will be released from escrow upon expiration of a 30-day appeal period. Upon distribution from the escrow account, the Company will receive approximately $4.6 million of the Settlement Amount with the remaining $2.4 million distributed to the plaintiffs' attorneys for fees and expenses incurred. Since this action was brought on behalf of the Company, the funds received by the Company from the Settlement Amount will go directly to the Company and not to individual stockholders.

    About Metromedia International Group

    Through its wholly owned subsidiaries, the Company owns interests in communications businesses in the country of Georgia. The Company's core businesses includes Magticom, Ltd., the leading mobile telephony operator in Tbilisi, Georgia, and Telecom Georgia, a well-positioned Georgian long distance telephony operator.
    This news release contains certain forward-looking statements that involve risks and uncertainties, including in particular those regarding the timing of completing its ongoing restatement activities and filing with the SEC its 2004 Form 10-K and first, second and third quarter 2005 Form 10-Q's. Various other factors beyond the Company's control could cause or contribute to such risks and uncertainties. This also includes such factors as are described from time to time in the SEC reports filed by the Company, including the Current Annual Report on Form 10-K for the year ended December 31, 2003, the Company's Form 10-Q for the fiscal quarters ended March 31, 2004, June 30, 2004 and September 30, 2004 and its most recently filed Form 8-K reports (dated October 19, 2004, November 4, 2004, November 16, 2004, November 22, 2004, December 9, 2004, January 6, 2005, February 9, 2005, February 17, 2005, March 9, 2005, March 23, 2005, April 19,
2005, April 20, 2005, June 7, 2005, June 17, 2005, July 12, 2005, July
18, 2005, July 25, 2005, July 28, 2005, August 3, 2005, August 10,
2005, September 8, 2005, September 19, 2005 and January 31, 2006). The Company is not under, and expressly disclaims any, obligation to update the information in this news release for any future events.



    CONTACT: Metromedia International Group, Inc.
             Ernie Pyle, 704-321-7380
             Chief Financial Officer and Treasurer
             investorrelations@mmgroup.com